SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STURM, RUGER & COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	06-0633559 (I.R.S. employer identification number)
One Lacey Place
Southport, Connecticut 06490
(Address of principal executive offices)

The Sturm, Ruger & Company, Inc.
2007 Stock Incentive Plan
(Full title of the plan)

Michael O. Fifer
Chief Executive Officer
Sturm, Ruger & Company, Inc.
Lacey Place
Southport, Connecticut 06490
(Name and address of agent for service)
(203) 259-7843
(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey E. LaGueux, Esq.
Patterson, Belknap, Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036-6710
(212) 336-2000
CALCULATION OF REGISTRATION FEE (1)

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to be	Amount to be	Offering Price	Aggregate Offering	Registration
Registered	Registered	Per Share (1)	Price	Fee
Common Stock, $1.00 par value per share	2,550,000	$13.02	$33,201,000.00	$1,019.27

(1)	CALCULATED PURSUANT TO RULE 457(C) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AS PERMITTED BY RULE 457(H)(1) UNDER THE SECURITIES ACT, BASED UPON THE AVERAGE OF THE HIGH AND LOW PRICES FOR THE COMPANY’S COMMON STOCK AS TRADED ON THE NEW YORK STOCK EXCHANGE ON May 1, 2007.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Sturm, Ruger & Company, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by this reference:
(a)	The Company’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2006, filed with the Commission, on March 5, 2007, pursuant to Section 13(a) of the Exchange Act;

(b)	The Company’s Quarterly Report on form 10-Q, for the fiscal quarter ended March 31, 2007, filed with the Commission on April 23, 2007, pursuant to Section 13(a) of the Exchange Act;

(c)	The Company’s Current Report on Form 8-K filed with the Commission on January 29, 2007, pursuant to Section 13 (a) of the Exchange Act;

(d)	The Company’s Current Report on Form 8-K filed with the Commission on February 13, 2007, pursuant to Section 13 (a) of the Exchange Act;

(e)	The Company’s Current Report on Form 8-K filed with the Commission on March 6, 2007, pursuant to Section 13 (a) of the Exchange Act;

(f)	The Company’s Current Report on Form 8-K filed with the Commission on March 12, 2007, pursuant to Section 13 (a) of the Exchange Act;

(g)	The Company’s Current Report on Form 8-K filed with the Commission on April 19, 2007, pursuant to Section 13 (a) of the Exchange Act;

(h)	The Company’s Current Report on Form 8-K filed with the Commission on April 24, 2007, pursuant to Section 13 (a) of the Exchange Act;

(i)	The Company’s Current Report on Form 8-K filed with the Commission on April 24, 2007, pursuant to Section 13 (a) of the Exchange Act;

(j)	The Company’s Current Report on Form 8-K filed with the Commission on April 26, 2007, pursuant to Section 13 (a) of the Exchange Act; and

(k)	The description of the Company’s Common Stock, $1.00 par value (the “Common Stock”), set forth in the Company’s Registration Statement on Form 8-A filed with the Commission on May 25, 1990, pursuant to Section 12(b) of the Exchange Act.
     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed by this reference to be incorporated in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) allows for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company’s certificate of incorporation and bylaws authorize indemnification of the Company’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Company maintains liability insurance for the benefit of its officers and directors (subject to certain exclusions and limitations) against certain liabilities, including certain liabilities under the Securities Act of 1933.
     The above discussion of the DGCL and of the Company’s certificate of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by such statute, certificate of incorporation and bylaws.

Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibit Index.

Exhibit No.	Description

4.1	Sturm, Ruger & Company, Inc. 2007 Stock Incentive Plan.

5.1	Opinion of Patterson Belknap Webb & Tyler LLP regarding the legality of the Company’s Common Stock registered hereby.

23.1	Consent of Patterson Belknap Webb & Tyler LLP (included in Exhibit 5.1).

23.2	Consent of McGladrey& Pullen LLP.

23.3	Consent of KPMG LLP.
Item 9. Undertakings.
     The Company hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Connecticut on this 4th day of May, 2007.

STURM, RUGER & COMPANY, INC. (Registrant)
S/ THOMAS A. DINEEN
Thomas A. Dineen
Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) May 4, 2007 Date

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

S/ MICHAEL O. FIFER	5/4/07	S/ STEPHEN L. SANETTI	5/4/07

Michael O. Fifer		Stephen L. Sanetti
Chief Executive Officer, Director		President, Director
(Principal Executive Officer)

S/ JOHN M. KINGSLEY, JR.	5/4/07	S/ JOHN A. COSENTINO	5/4/07

John M. Kingsley, Jr.		John A. Cosentino, Jr.
Director		Director

S/ JAMES E. SERVICE	5/4/07	S/ RONALD C. WHITAKER	5/4/07

James E. Service		Ronald C. Whitaker
Director		Director

S/ C. MICHAEL JACOBI	5/4/07
C. Michael Jacobi
Director

S/ STEPHEN T. MERKEL	5/4/07
Stephen T. Merkel
Director